Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, New York 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

Monro, Inc. Publishes Sixth Annual Environmental, Social, and Governance (ESG) Report Publication features focus on advancements in Guest experience, Teammate development, and greenhouse gas reporting.

FAIRPORT, N.Y. – June 16, 2026 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive repair and tire services, has released its sixth annual environmental, social, and governance (ESG) report. The “2026 ESG Report”, titled “Service, Responsibly Delivered”, reflects the company’s continued focus on operational excellence and responsible business practices as the basis of an enhanced customer experience, and long-term value creation.

“As we continue our momentum during this period of evolution, our focus remains on delivering consistent, high-quality service to our Guests while investing in our Teammates and strengthening our operations,” said Peter D. Fitzsimmons, President and Chief Executive Officer of Monro, Inc. “By doing business the right way, we are building a more resilient organization and creating long-term value for our stakeholders.”

The report highlights Monro’s initiatives and progress during fiscal year 2026:

•

Guest Experience Enhancement: Expanded use of ConfiDrive digital courtesy inspection platform, with 89% of eligible Guests receiving inspections, improving transparency and consistency across store operations.

•	Teammate Development & Retention: Invested in safety, training, and career development, contributing to improved retention, with turnover reaching its lowest level since Fiscal 2021.

•

Climate & Energy Progress: Measured and reported Scope 1 and Scope 2 emissions for the first time, completed a climate risk analysis, and included a Task Force on Climate-related Financial Disclosures (TCFD) table in the report.

The publication is available on Monro’s corporate website at

https://corporate.monro.com/esg/default.aspx.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2026. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Source: Monro, Inc.

MNRO-Corp

###